Exhibit 3.125

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SALVAGE DISPOSAL COMPANY OF GEORGIA

Pursuant to the provisions of Section 14-2-1007 of the Georgia Business Corporation Code, Salvage Disposal Company of Georgia, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”) hereby amends and restates its Articles of Incorporation in its entirety (with all provisions of the heretofore existing Articles of Incorporation being hereby amended) as follows:

ARTICLE 1

NAME

The name of the corporation is: Salvage Disposal Company of Georgia.

ARTICLE 2

AUTHORIZED SHARES AND CLASSES OF STOCK

The Corporation shall have authority, to be exercised by the Board of Directors, to issue no more than One Hundred Thousand (100,000) shares of capital stock, consisting of (i) Ninety Nine Thousand (99,000) shares of non-voting common stock (“Non-Voting Common Stock”), no par value, and (ii) One Thousand (1,000) shares of voting common stock (“Voting Common Stock”), no par value.

2.1 Non-Voting Common Stock. Non-Voting Common Stock of the Corporation shall possess the same rights and preferences as the Voting Common Stock, except that the Non-Voting Common Stock shall not have any voting rights other than the voting rights specifically required by the Georgia Business Corporation Code.

2.2 Voting Common Stock. Voting Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation’s Amended and Restated Articles of Incorporation, including but not limited to, the following rights and privileges:

a. Dividends. Dividends may be declared and paid or set apart for payment upon Voting Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

b. Voting Rights. The holders of Voting Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

c. Distributions. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of Voting Common Stock in accordance with their respective rights and interests.

ARTICLE 3

REGISTERED OFFICE AND AGENT

The initial registered office of the corporation is located at 1920 Golf Club Way, Braselton, Georgia, Gwinnett County 30517 and the name of the initial registered agent of the corporation at the registered office named above is Janet Covey.

ARTICLE 4

PRINCIPAL OFFICE

The mailing address of the initial principal office of the Corporation is P. O. Box 827, Forest Park, Georgia 30298.

ARTICLE 5

BOARD OF DIRECTORS

The board of directors shall consist of two (2) members. The name and address of each member are:

Christopher C. Covey
1920 Golf Club Way
Braselton, Georgia 30517

Janet L. Covey
1920 Golf Club Way
Braselton, Georgia 30517

ARTICLE 6

SHAREHOLDER ACTION BY LESS THAN

UNANIMOUS WRITTEN CONSENT

Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records. If the action is taken by less than all of the shareholders entitled to vote on the action, all voting shareholders on the record date who did not participate in taking the action shall be given written notice of the action taken, and shall be furnished with the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters’ rights, not more than ten days after taking the action without a meeting.

ARTICLE 7

LIMITATION OF DIRECTOR LIABILITY

Section 7.1 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability:

(a) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(b) for acts or omissions which involve intentional misconduct or a knowing violation of law;

(c) of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(d) for any transaction from which the director received an improper personal benefit.

Section 7.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

Section 7.3 If the Georgia Business Corporation Code is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the corporation, in addition to the limitation on liability provided herein, all be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

Section 7.4 In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE 8

CONSTITUENCY CONSIDERATIONS

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE 9

APPROVAL

The amendment was duly approved by the directors and shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

(Signature on the Following Page)

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 29th of June, 2005.

SALVAGE DISPOSAL COMPANY OF GEORGIA

/s/ Janet L. Covey
Name:	Janet L Covey
Its:	President